CONSENT OF INDEPENDENT VERIFICATION FIRM

As the independent verification firm for Fusion Investment Group, LLC, we hereby consent to (i) reference to the use of return information that has been derived from information that has been examined by Ashland Partners & Company LLP noted on the Independent Verifier's Report dated May 6, 2011 and (ii) to all references to our firm included in or made a part of the Prospectus and Statement of Additional Information in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Global Fusion Tactical Equity Fund (a series of Northern Lights Fund Trust).

By:________________________

Jessica Parker, CPA, CIPM
Partner

Ashland Partners & Company LLP
525 Bigham Knoll, Suite 200
Jacksonville, OR 97530

May 18, 2011